EXHIBIT 99.1

[LOGO OF STANDARD COMMERCIAL CORP.]	Standard Commercial Corporation P.O. Box 450, Wilson NC 27894-0450 252/291-5507

NEWS RELEASE	For more information call
November 12, 2003	Keith H. Merrick, 252-291-5507

STANDARD COMMERCIAL CORPORATION ANNOUNCES

CASH DIVIDEND AND THE APPOINTMENT OF A NEW DIRECTOR

WINSTON-SALEM, NC — Standard Commercial Corporation (STW-NYSE) reported its Board of Directors has declared a quarterly cash dividend of $0.0875 per share on the common shares of the Company, payable on December 15, 2003 to common shareholders of record at the close of business on November 28, 2003.

The Company also announced the appointment of H. Carl McCall to its Board of Directors. Mr. McCall, age 68, is currently Vice Chairman of HealthPoint, a private equity firm. Previously Mr. McCall was a member of the board of the New York Stock Exchange, serving as Chairman of its Governance Committee and its Lead Director. Mr. McCall has also recently joined the newly reorganized board of Tyco International.

Mr. McCall was educated at Dartmouth College, Andover Newton Theological Seminary and the University of Edinburgh.

STANDARD COMMERCIAL is the one of the world’s largest leaf tobacco dealers operating in virtually every tobacco producing country selling worldwide to tobacco manufacturers.

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